Exhibit 10.26

LEASE DEED

THIS Lease Deed (the “Lease Deed”) is entered into on this 8th day of August, 2015,

By and between

Dell International Services India Private Limited, a Company incorporated under the Companies Act, 1956 having its registered office at Plot No. 123, EPIP Phase II, Whitefield Industrial Area, Bangalore - 560066, Karnataka, India and having CIN No. U74999KA1996FTC055568 represented herein by its authorized signatories Deepak Ohlyan and Rajeev Kapoor jointly authorized in this regard vide board resolution dated 14th July, 2015 (hereinafter referred to as the “Lessor” and includes its successors and permitted assigns)

And

SecureWorks India Private Limited, a Company incorporated under the Companies Act, 1956 having its registered office at 2nd Floor, Uniworth Plaza, 20, Sankey Road, Bangalore, 560020, India having CIN No. U72200KA2015FTC081451 (hereinafter referred to as the “Lessee” and includes its successors and permitted assigns) represented herein by its authorized signatories Thessaly Startzell authorized in this regard vide Board Resolution dated 23rd July, 2015.

The Lessor and Lessee are hereinafter in this Lease Deed sometimes individually referred to as “Party” and collectively as “Parties”.

WHEREAS the Lessor had been allotted, on outright sale basis, a Plot No. 42 admeasuring 6.66 acres, out a total area of 140 acres, situated in Hitec City Phase II, Madhapur Village, Serilingampally Mandal, Ranga Reddy District, Andhra Pradesh (Now the State of Telegana), more fully described in Schedule A hereto (hereinafter referred to as “the Plot”), by Andhra Pradesh Industrial Infrastructure Corporation Limited ( hereinafter referred to as “APIICL”) for setting up of IT Facility as per allotment letter no. 1335/PM(IPU)/APIIC/2004 dated 23.11.2004.

AND WHEREAS pursuant thereto an Agreement of Sale dated 24.01.2005 was entered into between APIICL and the Lessor, registered vide Document No. 1484/05 (hereinafter referred to as “Agreement of Sale”) specifying the terms and conditions governing the allotment of the Plot to the Lessor and subject to the specific condition that the Plot shall be utilized for setting up of IT Facility.

AND WHEREAS thereafter APIICL sold the Plot to the Lessor free of encumbrances vide a Deed of Sale dated 11.09.2014 registered before the Joint Sub-Registrar 1, Ranga Reddy (R.O.) vide Document No. Bk-1, CS No. 11463/2014 (hereinafter referred to as “Deed of Sale”). In this Deed of Sale the Lessor was granted inter alia the right to use the Plot for the purpose of setting up of IT Facility duly permitted by the Competent Authority and for no other purpose.

AND WHEREAS Lessor was granted a 100% EOU License under STPI Scheme by the Software Technology Parks of India (hereinafter referred to as “STPI”) vide its letter of permission dated 29.01.2003, which permission has been extended from 31.03.2013 till 30.03.2018, vide STPI’s letter dated 09.04.2013 (hereinafter referred to as “Letter of Permission”).

AND WHEREAS the Lessor has undertaken development of infrastructure facilities and construction of buildings on the Plot pursuant to Building Permission vide 1102/APIIC/IALA/MAD/2005 (Permit No.5/2012) dated 30.05.2012 issued by Andhra Pradesh Industrial Infrastructure Corporation and named the building as ‘IN AP HYDERABAD01’ which is comprising of 3 Blocks (A, B & C) with a total built- up area admeasuring 5,95,094 square feet. The Lessor has set up an IT Facility operating at ‘IN AP HYDERABAD01’ built on the Plot. The Lessor procured Occupancy Certificate vide Lr.No. 1102/APIIC/IALA/MAD/2005 dated 22.01.2015 for the said building issued by the Telangana State Industrial Infrastructure Corporation and is carrying on its business therefrom, in accordance with the Letter of Permission and the terms and conditions of the Agreement of Sale and Deed of Sale with APIICL as well as per applicable law.

AND WHEREAS, the Lessee, being engaged in the business of an IT Facility, is desirous of taking on lease part of the space in the buildings constructed on the Plot along with use of the infrastructure and other facilities developed thereon and the areas appurtenant thereto, for use of its business purpose of an IT Facility and has approached the Lessor for the same.

AND WHEREAS, the Lessor has agreed to grant use of 12,073.32 square feet built up area on the 4th Floor, B-Block of the said building namely ‘IN AP HYDERABAD01’ constructed on the Plot, as more fully described in Schedule B.1 hereto and delineated in the Site Plan attached hereto (hereinafter referred to as “Demised Premises”) to the Lessee on lease basis for the use as an IT Facility along with the use of common infrastructure and other common facilities developed thereon and the use of common areas appurtenant thereto.

AND WHEREAS the Lessor has represented that it is well and sufficiently entitled to grant lease of the Demised Premises to the Lessee for use as an IT Facility.

AND WHEREAS the Lessee has represented that it is entitled to take on lease and use the Demised Premises for its business purposes of an IT Facility and that it has obtained all necessary approvals for the same.

AND WHEREAS the Parties hereunder record the terms and conditions of the grant of lease by the Lessor to the Lessee of the Demised Premises.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Lease Deed, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Grant

In consideration of the Lessee hereby agreeing to pay the rental mentioned hereinbelow and abide by other covenants hereto, the Lessor hereby grants to the Lessee and the Lessee hereby agrees to take on lease basis, part of the space in the building admeasuring 12,073.32 square feet built up area on the 4th Floor (out of entire built up area of 39,441.875 square feet on the 4th Floor) in B Block of ‘IN AP HYDERABAD01’ constructed as per Building permit bearing no. 1102/APIIC/IALA/MAD/2005 (Permit No.5/2012), APIIC dated 30.05.2012 issued by Andhra Pradesh Industrial Infrastructure Corporation, comprised in ‘IN AP HYDERABAD01’ building having 3 Blocks (A, B & C) with with a total built up area of the said building being 5,95,094 square feet_ built on the Plot bearing Plot No. 42 admeasuring 6.66 acres, out a total area of 140 acres, situated in Hitec City Phase II, Madhapur Village, Serilingampally Mandal, Ranga Reddy District, Andhra Pradesh (Now the State of Telegana) described in Schedule A hereto, as more fully described in Schedule B.1 hereto and delineated in the Site Plan attached hereto (hereinafter referred to as “Demised Premises”), along with the use of common infrastructure and other common facilities developed therein and use of the common areas appurtenant thereto, for the use as an IT Facility, on the terms, conditions and covenants contained hereinbelow. The Parties agree that they will share the common infrastructure and assets more fully described in Schedule B.2 (hereinafter referred to as “Common Infrastructure”). The cost for sharing the infrastructure and assets is included in the Rent.

2.	Lease Term:

The term of the Lease shall be for a period of 36 months, commencing from the later of (i) September 1, 2015 or (ii) approval of the Lease by the STPI (the “Lease Term”). The Lease shall be renewable on terms which the Parties may mutually agree at the time of renewal.

3.	Lease Rent

3.1	The rent payable by the Lessee to the Lessor towards the lease of the Demised Premises shall be USD 32,659 (US Dollar Thirty Two Thousand Six Hundred Fifty Nine only) per quarter (hereinafter referred to as the “Rent”) effective from the commencement date of the Lease (“Rent Commencement Date”).

3.2	The Rent for each quarter shall be payable in advance on or before the 10th (Tenth) day of the particular English calendar month falling at the beginning of each quarter. Provided that in the event the 10th day of the English calendar month being a non-working day, the Rent shall be payable on or before the next working day.

3.3	The Rent may be enhanced at the time of renewal with mutual consultation of both the Parties.

4.	Use of Demised Premises

4.1	The Lessee hereby agrees and undertakes to use the Demised Premises for the purpose of an IT Facility and for no other purpose.

4.2	The Lessor hereby agrees to grant full and unfettered access to all office and laboratory space in the Demised Premises as well as Facility Management Services in the Demised Premises to the Lessee, as per specifications and description contained in Schedule B.3 hereto. The cost for providing the Facility Management Services in the Demised Premises including cost for use of car parking is included in the Rent.

5.	Termination Notice

Either of the Parties can terminate this Lease Deed by providing one (1) month prior written notice of its intent to cancel this Lease Deed to the other.

6.	Lessee’s and Lessor’s Obligation

In addition to the provisions of this Lease Deed, the Lessee and Lessor agree to be bound by all the terms and conditions, warranties, representations, obligations, etc. as applicable to either Party and stipulated in the Agreement of Sale with APIICL, Deed of Sale with APIICL, Letter of Permission, the provisions of the prevalent Foreign Trade Policy as well as any approvals, sanctions, permissions, etc granted to the respective Party for use of the Demised Premises on lease basis for the purpose of an IT Facility.

7.	Parties Bound

This Lease Deed shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

8.	Original Lease Deed And Counter Part

This Lease Deed shall be executed in counterpart. The original shall be retained by the Lessor and the counterpart shall remain with the Lessee.

9.	Stamping And Registration

The costs towards stamping and registration of this Lease Deed shall be borne by the Lessee.

10.	Waiver

If any term or provision of this Lease Deed will to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease Deed will not be affected, but each term and provision of this Lease Deed will be valid and be enforced to the fullest extent permitted by law. If any material term of this Lease Deed is stricken or declared invalid, Lessor reserves the right to terminate this Lease Deed at its sole option.

11.	Entire Agreement

This Lease Deed will be deemed to include the entire agreement between the Parties, and it is agreed that neither Lessor nor anyone acting in its behalf has made any statement, promise or agreement or taken upon itself any engagement whatsoever, verbally or in writing, in conflict with the terms of this Lease Deed, or that in any way modifies, varies, alters, enlarges, or invalidates any of its provisions, or extends the Term, and that no obligations of Lessor will be implied in addition to the obligations expressed in this Lease Deed. This Lease Deed cannot be changed orally but only by an agreement in writing signed by Lessor and Lessee.

12.	Notice

That any notice required to be served upon the Parties shall be sufficiently served and given if delivered by Registered A.D. Post or through nationally recognized courier at the address given below and duly acknowledged by the Lessee/Lessor and/ or such other address as may be indicated by the Lessee/Lessor from time to time.

Lessor:

C/o Dell International Services India Private Limited

Vipul Tech Square

Golf Course Road

Sector 43, Gurgaon122002

Haryana State

Attention: Executive Director, Facilities Department

Lessee:

C/o Dell SecureWorks

1 Concourse Parkway Suite #500

Atlanta, GA 30328

Attn: Facilities, Executive Director, Matt Diamond

That any notice which may be required to be served upon the Lessor/ Lessee shall be sufficiently served and given if delivered by Registered A.D. Post or courier or left at the address of the Lessor/Lessee as mentioned above.

13.	Dispute Resolution

In case of any dispute or difference arising between the Parties relating to any of the terms and conditions of this Lease Deed, the Parties shall attempt to amicably settle any dispute arising hereunder (each a “Dispute”). In the event the Parties are unable to amicably settle the Dispute within 15 days, the Dispute shall be referred to a Sole Arbitrator under the Arbitration and Conciliation Act, 1996. The venue of Arbitration shall be Bangalore and the Arbitration proceeding shall be conducted in English. The Courts at Hyderabad alone shall have exclusive jurisdiction to try and entertain any dispute arising out of this Lease Deed or any other matters connected or incidental thereto.

SCHEDULE A

The Plot

All that piece and parcel of land measuring to the extent of 6.66 Acres in Plot No.42, forming part of Survey No.64 Part situated at Madhapur Village, Serlingampally Mandal, Ranga Reddy District, Local Authority APIIC – IALA in the State of Telengana bounded by:

North	:	Plot No.41

South	:	Existing 30 m wide Road

East	:	Existing 30 m wide Road (R.No.4)

West	:	Private Lands

SCHEDULE B.1

Demised Premises

A built up area of 12,073.32 sq ft. on the 4th floor, B-Block of the building namely ‘IN AP HYDERABAD01’, comprising part of the total built up area of 39,441.875 square feet on the 4th

Floor out of the total area of the said building admeasuring 5,95,094 sq. ft, constructed as per Building permit bearing no.1102/APIIC/IALA/MAD/2005 (Permit No.5/2012), Andhra Pradesh Industrial Infrastructure Corporationdated30.05.2012, built on the Plot No.42, forming part of Survey No.64 Part situated at Madhapur Village, Serlingampally Mandal, Ranga Reddy District, Local Authority APIIC – IALA in the State of Telengana, bounded by:

North	:	Plot No.41

South	:	Existing 30 m wide Road

East	:	Existing 30 m wide Road (R.No.4)

West	:	Private Lands

The floor boundary of the Demised Premises is as under :

East to West	: 69.45 Meters

North to South	: 22.12 meters

And Demised Premises is as delineated in the Site Plan attached hereto

Site Plan

(To be attached on a separate sheet as received from Dell)

SCHEDULE B.2

Common Infrastructure

Description	Tag No	Bill of Entry Number	Bond Number
Diesel Generator – Life safety Backup	70192	SGPL/EOL/ARE-3/27-10-11	164/2010

SCHEDULE B.3

Facility Management Services

Lessor shall provide the following services at the Demised Premises identified above for Lessee to carry out Lessee’s business operations:

(a)	Performance of all maintenance and repair services;

(b)	Required insurance to be in compliance with local laws;

(c)	Provision of all utilities, including HVAC, electricity and water;

(d)	Provision of janitorial services;

(e)	Provision of shared office equipment, including photocopiers, and mail service;

(f)	Provision of office furniture to perform duties;

(g)	Provision of physical security to the Demised Premises;

(h)	Use of parking on the Demised Premises per the applicable building rules.

IN WITNESS WHEREOF, each of the Parties have caused this Lease Deed to be duly executed by their duly authorized representatives.

LESSOR		LESSEE

Dell International Services India Private Limited		SecureWorks India Private Limited

By:	/s/ Rajeev Kapoor	By:	/s/ Deepak Ohylan

Name:	Rajeev Kapoor	Name:	Deepak Ohylan

Title:	Authorized Signatory	Title:	Authorized Signatory